FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD RECEIVES NOTICE FROM NASDAQ
THAT IT COMPLIES WITH LISTING REQUIREMENTS

SAN FRANCISCO – January 5, 2010 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) received notice from NASDAQ on December 30, 2009, that it now complies with NASDAQ's listing requirements.  NASDAQ’s determination is based on the company’s Form 8-K filed with the SEC on December 29, 2009 and conditioned on the company’s filing of its next periodic report evidencing compliance.

Merriman Curhan Ford received binding written agreements from 100% of warrant holders, agreeing to amend their Series D warrants by removing the ratchet provision.  In accordance with generally accepted accounting principles (GAAP), the company no longer records a warrant liability of any material amount.  Consequently, the company’s shareholders’ equity is well in excess of NASDAQ’s minimum listing requirement of $2.5 million.  This will be reflected in the company’s Form 10-K to be filed with the SEC for the fiscal year ended December 31, 2009.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer, Media & Internet, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties.  This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009 and our Form 10-Q filed on November 16, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009 and Form 10-Q filed on November 16, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

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At the Company:
Henry Tang
Chief Financial Officer
Merriman Curhan Ford & Co.
(415) 262-1353